Exhibit 99.1

        TEMPUR-PEDIC INTERNATIONAL ACHIEVES 45% NET SALES INCREASE IN
                            FOURTH QUARTER OF 2004

 REPORTS PRO FORMA NET INCOME OF $0.25 PER DILUTED SHARE, GAAP NET INCOME OF
                           $0.23 PER DILUTED SHARE

                  RAISES NET SALES AND EPS GUIDANCE FOR 2005

     LEXINGTON, Ky., Jan. 27 /PRNewswire-FirstCall/ -- Tempur-Pedic International Inc. (NYSE: TPX), the market-leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced net sales and earnings for the fourth quarter and full year ended December 31, 2004.

     Fourth Quarter 2004 Highlights

    -- Pro forma net income rose 85% to $25.7 million, or $0.25 per diluted share, from $13.9 million, or $0.14 per diluted share, in the fourth quarter of 2003. The Company reported net income under GAAP of $23.9 million, or $0.23 per diluted share, compared to $11.6 million, or $0.12 per diluted share, in the fourth quarter of 2003, an increase in net income of 106%.

    -- Net sales rose 45% to $198.4 million from $136.8 million in the fourth quarter of 2003.

    -- Operating margin increased to 22.5% from 18.2% in the fourth quarter of 2003.

    -- Net sales increased in all channels, with particularly strong growth in the Company's retail channel, where net sales rose 52%. Sales in the U.S. retail channel were especially strong.

    -- Worldwide, mattress net sales increased 59% on unit growth of 47%. In addition, pillow net sales increased 20% on unit growth of 22%.

    Chief Executive Officer Robert B. Trussell, Jr. commented, "The fourth quarter continued an outstanding year for Tempur-Pedic International. We achieved record growth in both sales and earnings, and reinforced our leadership position in the premium bedding category by offering products that provide greater overall comfort and sleep quality. We also successfully expanded our distribution, broadened our product offering and increased our global brand awareness worldwide, all key elements in our strategy to build Tempur-Pedic into the world's largest and most profitable mattress company."

    President H. Thomas Bryant added, "During 2004, we substantially exceeded even the ambitious milestones we set for our Company at the beginning of the year. On a global basis, retail store sales, which were an especially strong driver throughout the year, rose 52% in the fourth quarter, accounting for 73% of total net sales. In total, our products are now sold in approximately 4,100 furniture retail stores in the U.S. and approximately 3,300 internationally. While mattress sales jumped 59% as we continued to expand the number of retail stores that carry Tempur-Pedic products, pillow sales were also strong, driven by the new models we recently introduced in the U.S., resulting in a 28% U.S. net sales growth in pillows. Overall, net sales in the U.S. climbed an impressive 53% in the fourth quarter, while international net sales also increased sharply, rising 33%.

    "In addition to delivering outstanding financial results, the Company made progress in several other important areas. As planned, we completed the expansion of our Denmark manufacturing facility, doubling its mattress capacity. The construction of our new plant in Albuquerque, which will enable us to better service the fast-growing U.S. market, is moving ahead according to schedule. In January, we launched a new website, www.800pillows.com, designed to help customers find the best pillow for their individual needs.
We also continued to receive recognition for the quality of our products. In December, 'The ComfortPillow by TempurPedic' was awarded 'Best Buy' status in the premium pillow category by Consumers Digest magazine. Also during the quarter, our new Scandinavian mattress was selected by Elle Interior, the Swedish Elle magazine, as first prize winner in the furniture category for the magazine's Swedish Design 2004 nominees.

    "We are continuing to manage Tempur-Pedic International's rapid growth smoothly, and this discipline will serve us well as we continue to execute on the Company's proven business model. In the fourth quarter we hired two key executives. Matt Clift, our new Executive Vice President of Operations, and Paul Coulis, President of our U.S. Medical Division, will contribute greatly to the Company's efforts.

    "In 2005, we plan to continue to expand our furniture retail base in both the U.S. and internationally. We will also continue the roll-out of our futon product, which began shipping to stores in the Japanese market in December, and plan to introduce at least one more new mattress model in both the U.S. and Europe in 2005. Additionally, we will continue to build global brand awareness by expanding our targeted marketing and advertising campaigns."

    2005 Guidance
    Mr. Trussell concluded, "As a result of our strong performance in 2004 and very positive outlook for the coming year, we are raising the full-year guidance we previously provided for 2005. Based on the many initiatives we have underway to add new accounts, new stores and new products, we now expect the Company's net sales for 2005 to range from $830 million to $850 million, rather than the $810 million to $830 million referred to in our previous guidance. In addition, we expect pro forma diluted net income per share to range between $1.00 to $1.05 rather than the $0.95 to $1.00 referred to in our previous guidance.

    "We expect sales and earnings in 2005 to follow a quarterly pattern consistent with that of 2004. Our earnings guidance reflects the Company's traditional practice of incurring heavier marketing expenditures as a percentage of sales in the first quarter of each year."

    The Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

    Full-year 2004 Financial Summary
    For the full year ended December 31, 2004, net sales totaled $684.9 million, 43% higher than net sales for the year ended December 31, 2003. The Company also reported full year 2004 pro forma net income of $84.4 million, or $0.82 per diluted share, compared to $52.1 million, or $0.55 per diluted share, for 2003. This represents a 62% increase in pro forma net income and a 49% increase in pro forma net income per diluted share. The Company reported full year 2004 net income under Generally Accepted Accounting Principles ("GAAP") of $75.0 million, or $0.73 per diluted share, compared to $37.6 million, or $0.39 per diluted share, for 2003.

    For a complete discussion of pro forma adjustments, see the Supplemental Information included later in this press release.

    Conference Call Information
    As previously announced, Tempur-Pedic International will host a live conference call featuring Chief Executive Officer Robert Trussell, Jr., President H. Thomas Bryant, and Chief Financial Officer Dale Williams to discuss fourth quarter and full-year financial results today, January 27, 2005 at 5:00 p.m. Eastern Time (2 p.m. Pacific Time). The dial-in number for the conference call is 706-634-0167. The call is also being webcast, and can be accessed at http://www.tempurpedic.com.

    For those who cannot listen to the live broadcast, a replay of the call will be available from January 27, 2005 at 8:00 p.m. Eastern Time through February 03, 2005. To listen to the telephone replay, dial 706-645-9291, conference ID #3344900.

    An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

    Forward-Looking Statements
    This release contains "forward-looking statements," which include information concerning one or more of the Company's plans, objectives, goals, strategies, future revenues and performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management's expectations regarding continued growth and its net sales and pro forma and GAAP net income for 2005, the construction of its Albuquerque facility and the timing of new products, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

    There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward Looking Statements" and "Business-Risk Factors". Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

    About the Company

    Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows(TM) made from its proprietary Tempur(R) pressure-relieving material, a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the Tempur(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.
    For more information, visit http://www.tempurpedic.com or call 800-805-3635. To visit Tempur-Pedic's celebrity connection, visit http://www.mattressofthestars.com.

                TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
                        Consolidated Statements of Income

($ in thousands,
except per share data)

                               Three Months Ended                        Twelve Months Ended
                                  December 31,                               December 31,
                            ------------------------    ----------     ------------------------   ----------
                               2004          2003          Chg %          2004          2003         Chg %
                            ----------    ----------    ----------     ----------    ----------   ----------
Net sales                   $  198,406    $  136,776            45%    $  684,866    $  479,135           43%
Cost of sales                   95,624        65,060                      323,852       223,865
Gross profit                   102,782        71,716            43%       361,014       255,270           41%
Selling expenses                37,216        31,201                      138,735       106,700
General and
 administrative
 expenses                       19,987        15,345                       68,961        50,001
Research and
 development
 expenses                          902           305                        2,283         1,495
Operating income                44,677        24,865            80%       151,035        97,074           56%
Other income
 (expense), net:
Interest expense,
 net                            (5,685)       (6,778)                     (23,550)      (20,521)
Loss on debt
 extinguishment                      -             -                       (5,381)      (13,669)
Other income
 (expense), net                     62          (207)                          83        (1,682)
Total other expense,
 net                            (5,623)       (6,985)                     (28,848)      (35,872)
Income before
 income taxes                   39,054        17,880                      122,187        61,202
Income tax
 provision                      15,174         6,295                       47,180        23,627
Net Income                  $   23,880    $   11,585           106%    $   75,007    $   37,575          100%
Basic earnings
 per share                  $     0.24    $     0.53           (55)%   $     0.77    $     3.32          (77)%
Diluted earnings
 per share                  $     0.23    $     0.12            92%    $     0.73    $     0.39           87%
Dilutive weighted
 average shares
 outstanding
 (in thousands)                103,208        97,266                      102,876        95,331

    Supplemental Information

    Pro Forma Net Income and Other Financial Data
    To further provide investors useful information, pro forma net income is presented and represents the Company's GAAP net income before non-cash stock-based compensation expense of $0.9 million and $2.4 million for the three months ended December 31, 2004 and 2003, respectively, and $5.2 million and $4.1 million for the twelve months ended December 31, 2004 and 2003, respectively. The Company has unearned non-cash stock-based compensation of $3.8 million as of December 31, 2004 that will be recognized as expense in future periods. For the three and twelve months ended December 31, 2004, GAAP net income includes $0.9 million of secondary public offering expenses related to the registration and offering of the company's common stock in the fourth quarter of 2004, while pro forma net income excludes these expenses. In addition to these pro forma adjustments, GAAP net income includes, and pro forma net income excludes, a loss on debt extinguishment totaling $3.3 million, net of tax, for the twelve months ended December 31, 2004 relating to the Company's redemption in January 2004 of $52.5 million aggregate principal amount of the outstanding 10-1/4% Senior Subordinated Notes due 2010 issued by its subsidiaries Tempur-Pedic, Inc. and Tempur Production USA, Inc. For the twelve months ended December 31, 2003, GAAP net income includes, and pro forma net income excludes, transaction related expenses totaling $10.4 million, net of tax, relating to the write-off of deferred financing fess, original issue discount and prepayment penalties relating to the Company's re-capitalization in August 2003, and these amounts are included in loss on debt extinguishment, net of tax.

    The Company believes that excluding non-cash stock-based compensation expense, secondary public offering expenses, and loss on debt extinguishment provides a measure that is more representative of ongoing costs and therefore more comparable to the Company's historical operations. The following is a reconciliation of GAAP net income to pro forma net income and per share amounts:

                TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
           Reconciliation of GAAP Net Income to Pro Forma Net Income,
                            and Other Financial Data

($ in thousands,
except per share data)

                                   Three Months Ended       Twelve Months Ended
                                      December 31,              December 31,
                                 -----------------------   -----------------------
                                   2004         2003        2004         2003
                                 ----------   ----------   ----------   ----------
GAAP net income                  $   23,880   $   11,585   $   75,007   $   37,575
  Non-cash stock-based
    compensation expense                915        2,358        5,171        4,078
Secondary public
 offering expenses                      939            -          939            -
  Loss on debt
   extinguishment, net of tax             -            -        3,309       10,401
Pro forma net income             $   25,734   $   13,943   $   84,426   $   52,054
GAAP net income per
 share, diluted                  $     0.23   $     0.12   $     0.73   $     0.39
Pro forma net income
 per share, diluted              $     0.25   $     0.14   $     0.82   $     0.55
Other financial data
Depreciation and
 amortization                    $    7,325   $    7,659   $   28,519   $   23,975
Net debt                         $  261,303   $  362,292   $  261,303   $  362,292

    Summary of Channel Sales
    The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.
    The following table highlights net sales information, by channel and by segment, for the fourth quarter of 2004 compared to 2003:

    ($ in thousands)

                               CONSOLIDATED                DOMESTIC                INTERNATIONAL
                            Three Months Ended        Three Months Ended        Three Months Ended
                                December 31,              December 31,             December 31,
                          -----------------------   -----------------------   -----------------------
                            2004          2003         2004         2003         2004         2003
                          ----------   ----------   ----------   ----------   ----------   ----------
By Sales
Channel
Retail                    $  145,321   $   95,905   $   97,826   $   58,526   $   47,495   $   37,379
Direct                        27,120       23,178       22,446       19,673        4,674        3,505
Healthcare                    12,869       11,260        3,231        2,869        9,638        8,391
Third Party                   13,096        6,433        2,959        1,524       10,137        4,909
Total                     $   198,40   $  136,776   $  126,462   $   82,592   $   71,944   $   54,184
By Segment
Domestic                  $  126,462   $   82,592
International                 71,944       54,184
Total                     $  198,406   $  136,776

Summary of Product Sales
A summary of net sales by product is reported below:

($ in thousands)

                        CONSOLIDATED               DOMESTIC               INTERNATIONAL
                    Three Months Ended        Three Months Ended       Three Months Ended
                        December 31,              December 31,             December 31,
                  -----------------------   -----------------------   -----------------------
                     2004         2003        2004          2003        2004          2003
                  ----------   ----------   ----------   ----------   ----------   ----------
Net Sales
Mattresses        $  127,176   $   80,032   $   87,488   $   54,049   $   39,688   $   25,983
Pillows               37,762       31,495       17,487       13,633       20,275       17,862
Other                 33,468       25,249       21,487       14,910       11,981       10,339
Total
                  $  198,406   $  136,776   $  126,462   $   82,592   $   71,944   $   54,184
Units Sold(1)
Mattresses           154,908      105,208       90,072       58,507       64,836       46,701
Pillows              784,478      645,375      366,671      294,629      417,807      350,746

    (1) Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.

SOURCE  Tempur-Pedic International Inc.
    -0-                             01/27/2005
    /CONTACT:  Harriet Fried, +1-212-838-3777, for Tempur-Pedic International
Inc./
    /Web site:  http://www.tempurpedic.com /